Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148703 and 333-138884 on Form S-3 and Registration Statement Nos. 333-176948, 333-172381, and 333-182129 on Form S-8 of our report dated March 28, 2014, relating to the consolidated financial statements of CIFC Corp., and the effectiveness of CIFC Corp.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CIFC Corp. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 28, 2014